Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No January Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release_

For Immediate Release

Houston, Texas – January 15, 2021 – PACIFIC COAST OIL TRUST (OTC Pink–ROYTL) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on January 25, 2021 based on the Trust’s calculation of net profits generated during November 2020 (the “Current Month”) as provided in the conveyance of net profits interests and overriding royalty interest (the “Conveyance”). If the Trust continues to experience negative monthly net profits, the Trust is expected to terminate by its terms by the end of 2021. As described further below, based on information from PCEC, the likelihood of distributions to the unitholders in the foreseeable future is extremely remote. The Trust may also be terminated upon the occurrence of other events as described in the Trust’s filings with the SEC. All financial and operational information in this press release has been provided to the Trustee by PCEC.

The Current Month’s distribution calculation for the Developed Properties resulted in operating income of approximately $88,000. Revenues from the Developed Properties were approximately $1.54 million, lease operating expenses including property taxes were approximately $1.36 million, and development costs were approximately $91,000. The average realized price for the Developed Properties was $40.11 per Boe for the Current Month, as compared to $38.50 per Boe in October 2020. Commodity prices continue to remain depressed during 2020, primarily attributable to the decrease in demand for crude oil due to the COVID-19 pandemic and oversupply resulting from the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries. The cumulative net profits deficit amount for the Developed Properties decreased slightly at approximately $25.8 million in the Current Month versus approximately $25.9 million in the prior month.

The Current Month’s calculation included approximately $41,000 for the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $36.77 per Boe in the Current Month, as compared to $34.31 per Boe in October 2020. The cumulative net profits deficit for the Remaining Properties decreased by approximately $41,000 and was approximately $2.7 million for the Current Month.

The monthly operating and services fee of approximately $95,000 payable to PCEC and Trust general and administrative expenses of $40,000 together exceeded the payment of approximately $41,000 received from PCEC from the 7.5% overriding royalty interest on the Remaining Properties, creating a shortfall of approximately $94,000.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Further, the trust agreement provides that if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC, will, upon written request of the Trustee, loan funds to the Trust in such amount as necessary to pay such expenses. PCEC has informed the Trustee that due to the current economic conditions, including the low commodity prices and market oversupply of oil, for the foreseeable future, PCEC does not expect to loan such funds to the Trust other than the $1 million letter of credit. Under the trust agreement, the Trust may only use funds provided under the letter of credit or loaned by PCEC to pay the Trust’s current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. The Trust will be drawing funds from the letter of credit to pay the expected shortfall of approximately $94,000, which together with prior drawdowns would leave approximately $208,000 remaining of the $1 million. In addition to the funds drawn from the letter of credit, the Trust has outstanding borrowings from PCEC of approximately $274,000, including interest thereon, related to shortfalls from prior months. Consequently, no further distributions may be made to Trust unitholders until the Trust’s indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the Current Month:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	38,463	1,282	$40.11
Remaining Properties (b)	16,075	536	$36.77

(a)	Crude oil sales represented 99% of sales volumes
(b)	Crude oil sales represented 100% of sales volumes

Update on Estimated Asset Retirement Obligations

As previously disclosed, in November 2019, PCEC informed the Trustee that, as permitted by the Conveyance, PCEC intended to begin deducting its estimated asset retirement obligations (“ARO”) associated with the West Pico, Orcutt Hill, Orcutt Hill Diatomite, East Coyote and Sawtelle fields, thereby reducing the amounts payable to the Trust under its Net Profits Interests. ARO is the accounting recognition related to plugging and abandonment obligations that all oil and gas operators face. PCEC engaged an accounting firm, Moss Adams LLP (“Moss Adams”), acting as third-party consultants, to assist PCEC in determining its estimated ARO, and on February 27, 2020, PCEC informed the Trustee that based on the analysis performed by its consultants, PCEC’s estimated ARO, as of December 31, 2019, is $45,695,643, which is approximately $10.0 million less than the amount that was originally estimated before PCEC’s consultants completed their analysis, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.  According to PCEC and its third-party consultants, its estimated ARO, which reflects PCEC’s assessment of current market conditions as of December 31, 2019 and changes in California law, was determined to be approximately $33.2 million for the Developed Properties and approximately $12.5 million for the Remaining Properties, or approximately $26.5 million and approximately $3.1 million net to the Trust, respectively, and PCEC has reflected these amounts beginning with the calculation of the net profits generated during January 2020. The accrual has resulted in a current cumulative net profits deficit of approximately $28.6 million, which must be recouped from proceeds otherwise payable to the Trust from the Trust’s Net Profits Interests. Therefore, until the net profits deficit is eliminated, the only cash proceeds the Trust receives are pursuant to the Trust’s overriding royalty interest.

PCEC has informed the Trustee that in accordance with generally accepted accounting principles, PCEC will evaluate the ARO on a quarterly basis. As a result of that re-evaluation, the actual ARO incurred in the future may be greater or less than the estimated amounts provided by PCEC.

Based on PCEC’s estimate of its ARO attributable to the Net Profits Interests, deductions relating to estimated ARO are likely to eliminate the likelihood of any distributions to Trust unitholders for the foreseeable future, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.

As previously disclosed, the Trust engaged Martindale Consultants, Inc. (“Martindale”), a provider of analysis and compliance review services to the oil and gas industry, to perform an independent review of the estimated ARO that PCEC provided to the Trustee. The Trustee also has engaged an accounting expert to advise the Trustee regarding the accruals that PCEC has booked relating to the ARO estimated by PCEC. As disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, Martindale has completed its review of the estimated ARO and on December 21, 2020 provided its analysis and recommendations to the Trustee. Martindale concluded that although the Conveyance permits PCEC to accrue future plugging and abandonment costs and to deduct those costs from proceeds otherwise payable to the Trust, this method of deducting the entire amount beginning in January 2020 does not produce the most equitable result for the existing Trust unitholders. Martindale’s report also indicated that based on its review of the estimated ARO calculation, approximately $26.4 million of the total ARO amount relates to estimated costs attributable to plugging and abandonment of wells in West Pico, which PCEC indicates will be abandoned over the next five years, and approximately $2.3 million relates to costs attributable to the plugging and abandonment of idle wells that California regulations require PCEC to address over the next five years, while the remaining ARO amount relates to wells that have remaining lives of greater than five years.

Based on Martindale’s recommendations provided in its report to the Trust, as disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, the Trustee has requested that PCEC promptly make the following adjustments to its calculations and methods of deducting ARO from the proceeds to which the Trust is otherwise entitled pursuant to its net profits interests:

•	Revise the estimated ARO calculation and deduct from the proceeds to which the Trust is entitled pursuant to its Net Profits Interests only those plugging and abandonment costs that are expected to be incurred over the next five years. These costs would relate to the abandonment of (A) wells (producing, injection and idle) in the West Pico field and (B) idle wells in the Orcutt Hill and Orcutt Diatomite fields that must be abandoned in accordance with California’s idle well abandonment program;

•	Provide an accounting to the Trustee of the estimated ARO calculation of the plugging and abandonment costs that are expected to be incurred specifically for these two categories of wells over the next five years;

•	With the exception of idle wells addressed in the first bullet above, revise the estimated ARO calculation for the Orcutt Hill and Orcutt Diatomite fields, which are expected to have remaining useful lives ranging from 17 to 29 years, and schedule the deduction of those future plugging and abandonment costs to begin after the West Pico and idle wells have been abandoned;

•	Place into escrow all amounts that relate to plugging and abandonment costs for the Orcutt Hill and Orcutt Diatomite fields (excluding the idle wells addressed in the first bullet above), and which are deducted from the proceeds to which the Trust is entitled pursuant to its Net Profits Interests; and

•	Confirm how PCEC plans to avoid duplication of payment or accrual of plugging and abandonment costs for the East Coyote and Sawtelle fields, which are operated by third parties that typically would account for their own abandonment liabilities.

If the ARO amount were to be reduced as provided above, the resulting net profits deficit would still have exceeded the proceeds attributable to the Net Profits Interests in 2020, and therefore the Trust would have received proceeds only from the overriding royalty interest, which were less than $2.0 million in 2020. As described in more detail in the Trust’s filings with the SEC, the Trust will terminate if the annual cash proceeds received by the Trust from the Net Profits Interest and Royalty Interest total less than $2.0 million for each of any two consecutive calendar years. PCEC is deducting estimated ARO, thereby reducing the amounts payable to the Trust. Unless significant market changes were to occur, no payments will be made by PCEC to the Trust for the foreseeable future, which would result in the total proceeds received by the Trust to total less than $2.0 million in 2021.

Production Update

PCEC has informed the Trustee that the economic effects of the COVID-19 pandemic and the oversupply of crude oil resulting from the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries have had an adverse impact on PCEC’s production. PCEC continuously evaluates, based on price, whether to curtail production or whether to spend additional amounts to return production from down wells. PCEC has informed the Trustee that unless a substantial number of wells return to production, or oil prices improve significantly or both, any monthly payments that PCEC may make to the Trust may not be sufficient to cover the Trust’s administrative expenses, and therefore the likelihood of distributions to the unitholders in the foreseeable future is extremely remote.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits, and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include estimates of future asset retirement obligations, expectations regarding the impact of deductions for such obligations on future distributions to unitholders, estimates of future total distributions to unitholders in 2021, expectations regarding the impact of COVID-19 on the Trust and the impact of the pandemic on future distributions to unitholders, expectations regarding the impact of lower commodity prices on oil and gas reserve estimates, PCEC’s plans to shut in production or to spend additional amounts to return production from down wells, and the amount and date of any anticipated distribution to unitholders. In any case, PCEC’s deductions of its estimated asset retirement obligations will have a material adverse effect on distributions to the unitholders and on the trading price of the Trust units and may result in the termination of the Trust. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time in light of the economic effects of the COVID-19 pandemic and the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries. Other important factors that could cause actual results to differ materially include expenses related to the operation of the Underlying Properties, including lease operating expenses, expenses of the Trust, and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC's website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002